                     BAYOU INTERNATIONAL, LTD AND SUBSIDIARY

                        Consolidated Financial Statements

                             June 30, 1999 and 1998

                       (with Independent Auditor's Report)

                                    CONTENTS


                                                                     Page


Report of Independent Auditor                                           1
Consolidated Balance Sheets                                             2
Consolidated Statements of Operations                                   3
Consolidated Statements of Stockholders' Equity                         4
Consolidated Statements of Cash Flows                                   5
Notes to Consolidated Financial Statements                           6-13

DAVID T. THOMSON P.C.                                CERTIFIED PUBLIC ACCOUNTANT

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Bayou International, Ltd

I have audited the accompanying consolidated balance sheets of Bayou International, Ltd (a Delaware corporation) and Subsidiary at June 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits. I did not audit the financial statements of Solmecs Corporation, N.V., a subsidiary of Bayou International, Ltd., which statements reflect total assets of A$359,024 and A$166,151 as of June 30, 1998 and 1997 respectively and total revenues of A$82,870 and A$76,744 respectively, for the years then ended. Those statements were audited by other auditors whose reports have been furnished to me, and my opinion, insofar as it relates to the amounts included for Solmecs Corporation, N.V., is based solely on the reports of the other auditors.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits and the reports of other auditors provide a reasonable basis for my opinion.

In my opinion, based on my audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bayou International, Ltd. And Subsidiary at June 30, 1999 and 1998 and the results of its operations and its cash flows for each of three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company and its subsidiary will continue as going concerns. As discussed in Note (8) to the consolidated financial statements, the Company and its subsidiary have suffered recurring losses from operations, have no net working capital and have stockholders' deficits. These factors raise substantial doubt as to the consolidated entities, ability to continue as going concerns. Management's plans in regard to these matters are discussed in Note (8). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah

September 22, 1999 (except as to Subsequent Event note which is as of October 7,
1999)

                P.O. Box 571605, Murry, Utah 84157 (801) 966 9481

                     BAYOU INTERNATIONAL, LTD. AND SUBSIDARY
                           Consolidated Balance Sheets
                             June 30, 1999 and 1998

                                              Australian Dollars     Convenience
                                              --------------------   Translation
                                              A$000's      A$000's      US$000's
                                               1998         1999         1999
                                              -------      -------   -----------
ASSETS

Current Assets:
Cash                                                1            1            1
Accounts Receivable, net                         --           --           --
Investments                                      --           --           --
                                              ---------------------------------
Total Current Assets                                1            1            1
                                              ---------------------------------

Other Assets:
Investments                                     4,516          661          437
Property and Equipment, net                      --           --           --
Organisational Costs, net                           1            1            1
                                              ---------------------------------
Total Other Assets                              4,517          662          438
                                              ---------------------------------

Total Assets                                    4,518          663          439
                                              =================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Accrued Expenses             229          296          196
                                              ---------------------------------
Total Current Liabilities                         229          296          196

Long-Term Debt                                  3,585        4,006        2,648
Net Liabilities of Discontinued Operations       --           --           --
                                              ---------------------------------

Total Liabilities                               3,814        4,302        2,844
                                              ---------------------------------

Stockholders' Equity (Deficit):
Common stock: $0.20 par value
100,000,000 shares authorised,
46,941,789 shares issued and outstanding        9,388        9,388        6,205
Less Treasury Stock, at Cost, 50,000 shares       (20)         (20)         (13)
Additional Paid-in-Capital                     11,592       11,592        7,662
Retained Deficits                             (18,267)     (18,755)     (12,398)
Accumulated Other Comprehensive Loss           (1,989)      (5,844)      (3,861)
                                              ---------------------------------

Total Stockholders' Equity (Deficit)              704       (3,639)      (2,405)
                                              ---------------------------------

Total Liabilities and Stockholders' Equity      4,518          663          439
                                              =================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY
                      Consolidated Statements of Operations
                For the years ended June 30, 1999, 1998 and 1997

                                                                                     Convenience
                                                                                     Translation
                                                 A$000's       A$000's     A$000's      US$000's
                                                  1997         1998         1999         1999
                                                 -------      -------      -------   -----------

Revenues                                            --           --           --           --
                                                 ----------------------------------------------

Cost and expenses
Interest Expense                                     256          290          321          212
Legal, Accounting & Professional                      33          145           34           23
Administrative                                        91          109          133           88

                                                 ----------------------------------------------
                                                     380          544          488          323
                                                 ----------------------------------------------
Loss from Operations                                (380)        (544)        (488)        (323)
                                                 ----------------------------------------------

Gain (Loss) on Disposition of Assets                  (2)        --           --           --
Foreign Currency Exchange Gain (Loss)                346        1,381         --           --
Gain on disposal of Subsidiary                      --          5,899         --           --
                                                 ----------------------------------------------
                                                     344        7,280         --           --
                                                 ----------------------------------------------

Profit (Loss) before Income Tax                      (36)       6,736         (488)        (323)

Provision for Income Tax                            --           --           --           --
                                                 ----------------------------------------------

Net Profit (Loss) from Continuing Operations         (36)       6,736         (488)        (323)
Discontinued Operations
Net Loss from Discontinued Operations             (1,224)        (952)        --           --
                                                 ----------------------------------------------

Net Profit (Loss)                                 (1,260)       5,784         (488)        (323)
                                                 ==============================================

Earnings (Loss) per Common Equivalent Shares
         From Continuing Operations                 (.00)        0.14         (.01)        (.01)
         From Discontinued Operations               (.03)        (.02)        (.00)        (.00)
                                                 ----------------------------------------------
                  Total                             (.03)         .12         (.01)        (.01)
                                                 ==============================================

Weighted Number of Common Equivalent
Shares Outstanding                                46,942       46,942       46,942       46,942
                                                 ==============================================


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     BAYOU INTERNATIONAL, LTD AND SUBSIDIARY
                 Consolidated Statements of Stockholders' Equity
                          June 30, 1999, 1998 and 1997


                                                  Common       Treasury       Retained                        Accumulated
                                   Additional     Stock        Stock, at       Paid-in       Earnings            Other
                                     Shares       Amount         Cost          Capital      (Deficit)       Comprehensive Loss
                                   ----------     --------     ---------      ---------     ----------      ------------------
                                     A$000's      A$000's       A$000's        A$000's        A$000's            A$000's

Balance June 30, 1996                  46,942        9,388          --           11,592        (22,791)                (70)

Net Loss                                 --           --            --             --           (1,260)               --
Foreign Currency
Translation                              --           --            --             --             --                  (365)
                                   ----------     --------     ---------      ---------     ----------        ------------

Balance June 30, 1997                  46,942        9,388          --           11,592        (24,051)               (435)

Net Profit                               --           --            --             --            5,784                --
Foreign Currency
Translation                              --           --            --             --             --                (1,554)
Acquisition of Treasury Stock,
at Cost,
50,000 shares                            --           --             (20)          --             --                  --
                                   ----------     --------     ---------      ---------     ----------        ------------

Balance June 30, 1998                  46,942        9,388           (20)        11,592        (18,267)             (1,989)

Net Loss                                 --           --            --             --             (488)               --
Net unrealised loss on
marketable securities                    --           --            --             --             --                (3,855)
                                   ----------     --------     ---------      ---------     ----------        ------------

Balance June 30, 1999                  46,942        9,388           (20)        11,592        (18,755)             (5,844)
                                   ==========     ========     =========      =========     ==========        ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                For the Years Ended June 30, 1999, 1998 and 1997

                                                                                                        Convenience
                                                                                                        Translation
                                                          A$000's        A$000's         A$000's         US$000's
                                                           1997            1998           1999             1999
                                                        ----------      ----------      ----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss) from Continuing Operations                   (36)          6,736            (488)           (323)
Adjustments
Foreign Currency Translation                                  (365)         (1,554)           --              --
Depreciation & Amortisation                                   --              --              --              --
(Gain) Loss on Disposal of Assets                                2          (5,899)           --              --
Net Change In :
Accounts Receivable                                           --              --              --              --
A/P & Accrued Expenses                                          51              89              67              45
                                                        ----------      ----------      ----------      ----------

Net Cash Used in Continuing Operations                        (348)           (628)           (421)           (278)
Net Cash (used in) Discontinued Operations                    (654)             63            --              --
                                                        ----------      ----------      ----------      ----------
Net Cash (used in) Operating Activities                     (1,002)           (565)           (421)           (278)
                                                        ----------      ----------      ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Investments in Treasury Stock                                 --               (20)           --              --
Investments in Subsidiary                                     --                (1)           --              --
Net Proceeds from Investments                                 --              --              --              --
                                                        ----------      ----------      ----------      ----------
Net Cash Provided by (Used in) Investing Activities           --               (21)           --              --
                                                        ----------      ----------      ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing From Affiliates                                    1,002             586             421             278
New Borrowing                                                 --              --              --              --
                                                        ----------      ----------      ----------      ----------

Net Cash Provided by (Used in) Financing Activities          1,002             586             421             278
                                                        ----------      ----------      ----------      ----------

Net Increase (Decrease) in Cash                               --              --              --              --
Cash at Beginning of Year                                        1               1               1               1
                                                        ==========      ==========      ==========      ==========
Cash at End of Year                                              1               1               1               1
                                                        ==========      ==========      ==========      ==========

Supplemental Disclosures
Common Stock Issued in Lieu of Debt Repayment                 --              --              --              --
Interest Paid (Net Capitalised)                                256             290             321             212
Income Taxes Paid                                             --              --              --              --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY
                              Notes to Consolidated Financial Statements
                                        June 30, 1999 and 1998

(1)      ORGANIZATION

         Bayou International, Ltd. ("Bayou") is incorporated in the State of Delaware. The principal shareholder of Bayou is Edensor Nominees Proprietary Limited ("Edensor"), an Australian corporation. Edensor owned 42.7% of Bayou as of June 30, 1999.

         Bayou's acquired a controlling interest on September 3, 1987 in former subsidiary, Solmecs Corporation N.V. ("Solmecs") and 100% ownership on January 2, 1992. Bayou sold its interest in Solmecs effective June 5, 1998.

         During fiscal 1998, Bayou incorporated a further subsidiary, Bayou Australia Pty Ltd, under the laws of Australia. Bayou Australia Pty Ltd has not traded since incorporation.

(2)      ACCOUNTING POLICIES

         The following is a summary of the significant accounting policies followed in connection with the preparation of the consolidated financial statements.

         (a)      Consolidation

                  The consolidated financial statements include the accounts of Bayou and the 100% interest it holds in Bayou Australia Pty Ltd. It also includes the interest in Solmecs Corporation N.V. until the date of disposal.

                  All significant intercompany transactions and balances have been eliminated in consolidation.

         (b)      Revenue Recognition

                  Research grants and contracts are recognised at the time granted and commercial sales through Bayou's subsidiary are recognised on an accrual basis.

         (c)      Foreign Currency Translation

                  The majority of Bayou's administrative operations are in Australia and as a result its accounts are maintained in Australian dollars. The income and expenses of its foreign operations are translated into Australian dollars at the average exchange rate prevailing during the period. Assets and liabilities of the foreign operations are translated into Australian dollars at the period-end exchange rate.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                             June 30, 1999 and 1998

(2)      ACCOUNTING POLICIES (Continued)

         (d)      Financial Instruments

                  The following methods and assumptions were used by Bayou to estimate the fair values of financial instruments as disclosed herein:

                  (i) Cash and Equivalents - The carrying amount approximates fair value because of the short period to maturity of the instruments.

                  (ii) Investment Securities - For both trading securities and available-for-sale securities, the carrying amounts approximate fair value which is based on quoted market prices.

                  (iii) Long-term Debt - The fair value of long-term debt is estimated based on interest rates for the same or similar debt offered to Bayou having the same or similar remaining maturities and collateral requirements.

         (e)      Investment Securities

                  Management determines the appropriate classification of investment securities at the time they are acquired and evaluates the appropriateness of such classification at each balance sheet date. The classification of these securities and the related accounting policies are as follows:

                  (i) Trading securities are held for resale in anticipation of short-term fluctuations in market prices. Trading securities consisting primarily of actively traded marketable equity securities are stated at fair value. Realised and unrealised gains and losses are included in income.

                  (ii) Available-for-sale securities consist of marketable equity securities not classified as trading securities. Available-for-sale are stated at fair value and unrealised holding gains and losses net of the related deferred tax effect, are reported as a separate component of stockholders' equity.

                  (iii) Dividends on marketable equity securities are recognised in income when declared. Realised gains and losses are included in income. Realised gains and losses are determined on the actual cost of the securities sold.

         (f)      Cash and Cash Equivalents

                  Bayou considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. For the periods presented there were no cash equivalents. There were no non-cash investing or financing activities.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                             June 30, 1999 and 1998


(2)      ACCOUNTING POLICIES (Continued)

         (g)      Property and Equipment

                  Property and equipment is stated at the lower of historical cost or market or in the case of acquisitions from related parties at the lower of historical cost to the related party or market. Depreciation is computed over a period covering the estimated useful life of the applicable property and equipment.

         (h)      Income Tax

                  Income taxes are provided on financial statement income. For the periods presented there was no taxable income. There are no deferred income taxes resulting from timing differences in reporting certain income and expense items for income tax and financial accounting purposes. Bayou at this time is not aware of any net operating losses which are expected to be realised.

         (i)      Earnings (loss) per share

                  Primary (loss) per share is computed based on the weighted average number of common shares and common share equivalents outstanding during the period.

         (j)      Goodwill

                  Goodwill principally from the acquisition of Solmecs in 1987 and 1992 represents the excess of cost over fair value of net assets acquired and is being amortised over ten years using the straight-line method.

         (k)      Convenience Translation to US$

                  The consolidated financial statements at June 30, 1999 have been translated into United States dollars using the rate of exchange of the United States dollar at June 30, 1999 (AUS $1.00=US $0.6610). The translation was made solely for the convenience of readers in the United States.

         (l)      Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         (m)      Research and Development

                  Research and development costs are charged to operations as incurred.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                             June 30, 1999 and 1998


                                                                      A$000's    A$000's
                                                                       1998       1999
                                                                      -------    -------
(3) ACCOUNTS RECEIVABLE

    Accounts Receivable at June 30, 1998 and 1999 includes:

    Miscellaneous Receivables                                            --         --
    Less Allowance for Doubtful Account                                  --         --
                                                                      -------    -------
    Net                                                                  --         --
                                                                      =======    =======

(4) INVESTMENT SECURITIES The following is a summary of Investment
    Securities, 1998 and 1999:

    Investment, Cost method                                             4,516      4,516
    Available for Sale Securities
     Marketable Equity Securities, at cost                               --         --
     Gross Unrealised Gains                                              --         --
     Gross Unrealised Losses                                             --       (3,855)
                                                                      -------    -------
     Marketable Equity Securities,
     at fair value                                                      4,516        661
                                                                      -------    -------

The investment using this cost method is carried at cost.
Dividends received from the investment carried at cost are included in other income. Dividends received in excess of the Company's proportionate share of accumulated earnings ("return of capital dividend") are applied as a reduction of the cost of the investment.

(5) PROPERTY

    Property at June 30, 1998 and 1999 includes:

     Office Furniture & Equipment                                        --         --
     Motor Vehicles                                                      --         --
                                                                      -------    -------
                                                                         --         --
     Less Accumulated Depreciation                                       --         --
                                                                      -------    -------
                                                                         --         --
                                                                      =======    =======

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                             June 30, 1999 and 1998


                                                                        A$000's        A$000's
                                                                         1998           1999
                                                                        -------        -------
(6)     SHORT TERM AND LONG-TERM DEBT

The following is a summary of Bayou's borrowing arrangements as of June 30, 1998 and 1999

Long Term

Loan from corporations affiliated with the President
of Bayou. Interest accrues at the ANZ Banking Group
Limited rate +1% for overdrafts over $100,000.
Repayment of loan not required before June 30, 2000.                     3,585          4,006

Short-Term
Overdraft arrangement with balance
Accruing interest                                                         --             --
Notes Payable - Affiliates                                                --             --
                                                                        -----------------------

Total                                                                    3,585          4,006
                                                                        =======================



(7)      AFFILIATE TRANSACTIONS

         Bayou advances to and receives advances from various affiliates. All advances between consolidated affiliates are eliminated on consolidation. At June 30, 1999 Bayou had no outstanding advances to or from unconsolidated affiliated companies. $168,000 and $275,000 of accounts payable for the years shown is due to an affiliated management company.

(8)      GOING CONCERN

         The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of Bayou as a going concern. However, Bayou has sustained recurring losses. In addition, Bayou has a net working capital deficiency which raises substantial doubts as to its ability to continue as going concerns.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                             June 30, 1999 and 1998


(8)      GOING CONCERN (Continued)

         Bayou anticipates that it will be able to defer repayment of certain of its short term loan commitments until it has sufficient liquidity to enable these loans to be repaid or other arrangements to be put in place.

         In addition Bayou has historically relied on loans and advances from corporations affiliated with the President of Bayou. Based on discussions with these affiliate companies, Bayou believes this source of funding will continue to be available.

         Other than the arrangements noted above, Bayou has not confirmed any other arrangement for ongoing funding. As a result Bayou may be required to raise funds by additional debt or equity offerings in order to meet its cash flow requirements during the forthcoming year.

(9)      SALE OF SOLMECS

         Pursuant to a stock purchase agreement dated as of June 5, 1998, the Company acquired 499,701 shares in SCNV Acquisition Corp ("SCNV"), representing approximately 24% of the issued and outstanding share capital of SCNV, in return for the whole of the share capital of Solmecs Corporation N.V, a Netherlands Antilles company which prior to the exchange was formerly a wholly owned subsidiary of the Company. The 499,701 shares has been valued at US$2,800,000 or A$4,516,000 and will be accounted for using the cost method because the Company does not exercise significant influences over SCNV's operating and financial activities (see note 4). The sale resulted in a gain of $5,899,000 which is included in other income.

         SCNV is a Delaware corporation established May 1997 to select, develop and commercially exploit proprietary technologies, in various stages of development, invented primary by scientists who have been recently immigrated to Israel from and by scientists and institutions in Russia and other countries that formerly comprised the Soviet Union. Simultaneously with the SCNV stock acquisition by the Company, SCNV completed an initial public offering of common stock and warrants which resulted in gross proceeds of approximately US$5,900,000.

         The Company has been granted certain demand and "piggyback" registration rights with respect to the SCNV shares. Notwithstanding the foregoing, the Company has agreed not to sell, grant options for sale of assign or transfer any of the SCNV shares, for a period of 24 months from the closing of the ("Lock-up") agreement, provided, however, that under certain circumstances, the Company shall have the right to distribute the SCNV shares pro rata to its stockholders and provide further that the

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                             June 30, 1999 and 1998

(9)      SALE OF SOLMECS (Continued)

         recipients will take such shares subject to the remaining term of the lock-up. The Company does not currently have any plans to distribute the SCNV shares to its stockholders. Certain pre-conditions apply to the agreement, including conditions relating to the obtaining of shareholder consents, accuracy of representations and etc. See the agreement for details.

         The sale of Solmecs Corporation N.V. has been accounted for in the consolidated financial statements as discontinued operations for all periods presented. The assets and liabilities of discontinued operations as of June 30, 1997 and 1998 have been combined and reflected in the accompanying balance sheet as net liabilities of discontinued operations.

         The following is a summary of net assets and results of operations of Solmecs Corporation N.V. as of June 30, 1997 and 1998 and for the years then ended.

                                                       A$000         A$000's
                                                      June 30,      June 30,
                                                        1997          1998
        Cash                                         $     53       $     7
        Accounts receivable                                62           167
        Property and equipment, net                        51           185
                                                     ------------------------
               Total assets                               166           359
                                                     ------------------------

        Accounts payable and Accrued Expenses             265         1,399
        Long-term Debt                                  6,956         8,521
                                                     ------------------------
               Net Assets                              (7,055)       (9,561)
                                                     ========================

        Sales                                              77            83
        Cost and Expenses                               1,301         1,035
                                                     ------------------------
        Loss before Income Tax                         (1,224)         (952)
        Income Taxes                                         -             -
                                                     ------------------------
        Net Profit (Loss)                              (1,224)         (952)
                                                     ========================

(10)     INCOME TAXES

         Bayou files its income tax returns on an accrual basis. Bayou has carry forward losses of approximately US$14 million as of June 30, 1999 which expire in the years 1999 through 2012. Due to the uncertainty as to realization of these losses, a valuation allowance of US$4.7 million has been recorded to offset the tax benefit of the carry forward losses.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                             June 30, 1999 and 1998

(11)     SUBSEQUENT EVENTS

         On July 17, 1999 Bayou amended its Articles of Incorporation to reduce the $0.15 par value common stock to $0.0001 par value and authorise the issuance of a total of twenty-five million (25,000,000) shares of common stock, no par value per share.

         At the same time Bayou adopted a resolution to effect a one for twenty reverse stock split. Each of Bayou's $0.0001 issued and outstanding shares of common stock, par value $0.15 (A$0.20) as of July 17, 1999 shall be converted and reclassified into one twentieth (1/20) of a share of common stock, no par value. This reverse stock split became effective September 1, 1999.

         On October 7, 1999 Bayou authorised the issuance of 4,000,000 shares of its previously unissued stock to a company of which the President of Bayou is a director and shareholder, in lieu of repayment of the debt described in note (6). Balance due at the stock issuance was approximately A$4,076,000.